UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 28, 2003

                  INYX, INC. (formerly known as DOBLIQUE, INC.)
             (Exact name of registrant as specified in its charter)



Nevada                                 333-83152             75-2870720
------                                 ---------             ----------
(State or other jurisdiction           (Commission           (I.R.S. Employer
       of incorporation)               File Number)          Identification No.)



                    801 Brickell, 9th Floor, Miami, FL 33131
                    ----------------------------------------
               (Address of principal executive offices) (Zip Code)
       Registrant's telephone number, including area code: (305) 789-6649

         Registrant filed a Form 8-K on May 13, 2003, describing in Items 1 and 2 a material acquisition and change in the control of Registrant resulting therefrom. Pursuant to Item 7(a)(4) of Form 8-K, the Management's Discussion and Analysis or Plan of Operation, financial statements of the acquired business and pro forma financial information are being filed by amendment hereby.

Item 2. Management's Discussion and Analysis of Financial Conditions and Results of Operations

         The following discussion should be read in conjunction with and qualified in its entirety by the financial statements and related notes included elsewhere in this report. This section contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those we anticipate in these forward-looking statements for reasons, including but not limited to the factors described under the heading "Risk Factors" outlined in our Form 8-K.

OVERVIEW

         Inyx, Inc. (formerly known as Doblique, Inc.), referred to herewith as "Inyx" or the "Company", was incorporated under the laws of Nevada in March 2000. In July 2002, it became a publicly-traded company when it completed a registration statement for the sale, by its principal stockholder, of 2.45 million shares of common stock. The Company's common stock is traded on the Nasdaq's Over-the-Counter Bulletin Board ("OTCBB"), under the symbol "IYXI". The Company voluntarily files annual, quarterly and periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934. The Company maintains a website at (www.inyxinc.com), and publishes all such SEC reports on its website.

         On February 19, 2003, the Company issued a press release announcing that the Company's Board of Directors had approved a 5 for 1 forward stock split of the Company's common stock in the form of a dividend of four million shares of common stock. The record date for the forward split was March 3, 2003. All share amounts herein reflect such split.

         The Company has been in the business of owning and racing thoroughbred race horses at various major horse racing tracks throughout the United States. The horses previously owned by the Company were sold for cash on March 6, 2003.

         In accordance with the terms of a Stock Exchange Agreement dated March 24, 2003, the Company's controlling stockholder, Ms. Pam Halter, accepted an unsolicited offer to sell a controlling block, 2.25 million shares of common stock, representing approximately 45% of the Company's issued and outstanding shares to Medira Investments LLC, which later conveyed these shares to its sole member, Ms. Viktoria Benkovitch.

         On March 26, 2003, Inyx issued a press release announcing the change of control transaction and that the Company would now pursue further strategic investment opportunities in a number of sectors within the pharmaceutical, biotechnology and medical devices industries. These opportunities would include research and development, manufacturing, distribution, and intellectual property acquisitions.

         On April 22, 2003, the Company announced that it had agreed to acquire all of the issued and outstanding securities of Inyx Pharma Limited ("Inyx Pharma"), a specialty pharmaceutical company incorporated under the laws of England and Wales. Pursuant to that announcement, on April 17, 2003, the Company entered into an agreement with five unrelated parties by which the Company issued a total of 2.45 million of shares of restricted common stock as a fee to Saintsbury Management Corp., Grosvenor Trust Company, Ltd., Liberty Management LLC, TriFinity Venture Corporation, and BPL Corp. for their role in facilitating the transaction with Inyx Pharma. On April 21, 2003, the Company also entered into a two year Business Advisory and Financial Consulting Services Agreement with a consultant, Mr. Jordan Slatt, to provide advice and counsel regarding the Company's strategic business plans. As consideration for this consulting arrangement, the Company issued 1.5 million restricted shares of common stock to Mr. Slatt.

         On April 28, 2003, the Company concluded its acquisition of Inyx Pharma. The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma for 16 million shares of restricted common stock of the Company (the "Exchange"), representing approximately 64% of the shares outstanding after the Exchange, as a result of which Inyx Pharma became a wholly owned subsidiary of the Company.

         Inyx Pharma focuses its expertise on development-led manufacturing in the sterile pharmaceutical, finished-dosage form, outsourcing sector. It specializes in niche products and technologies for the treatment of respiratory, allergy, dermatological, and topical conditions. Inyx Pharma's client base is comprised of blue-chip ethical pharmaceutical companies, branded generic firms and biotechnology groups.

         On March 7, 2003, Inyx Pharma had acquired the majority of the pharmaceutical business assets of Miza Pharmaceuticals (UK) Limited ("Miza UK") out of Administration (a United Kingdom form of chapter 11 bankruptcy protection and reorganization) for a total purchase price, inclusive of working capital, of $7.1 million dollars, plus acquisition costs of approximately $1.1 million. Pursuant to this transaction, Inyx Pharma received all of the property, plant, machinery and equipment, inventory, customer base, employees and intellectual property to continue to manage and run certain Miza UK businesses as a going concern.

         The Miza UK business assets acquired by Inyx Pharma consisted of one aerosol manufacturing site, the Aerosols Division, located in Runcorn, England, and a pharmaceutical development operation, the Development Division, located in Manor Park, England. The Aerosols Division manufactures five types of pharmaceutical products consisting of hydrocarbon aerosols, metered dose inhalers, dry powdered inhalers, metered dose pump sprays and saline aerosols for its clients. The Development Division provides analytical and formulation development, stability testing, scale-up, and validation and regulatory outsourcing services to its clients.

         Prior  to  Administration,  Miza  UK's  operations  also  included  the manufacturing facilities of the Biopharma division which is located in Wolverhampton, England. The business assets of this division were excluded from the purchase by Inyx Pharma.

         Inyx Pharma is the Company's first pharmaceutical acquisition. The Company's sole business is currently that of Inyx Pharma. As a consequence, to better reflect its new operating business, the Company changed its name on May 6, 2003 to Inyx, Inc.

         By leveraging its Inyx Pharma business assets, the Company intends to develop and manufacture niche pharmaceutical products for an international customer base. The Company's key strategic objectives include organic growth through the development and acquisition of pharmaceutical products which complement Inyx Pharma's existing product portfolio and manufacturing capabilities, and where feasible, the acquisition of under-utilized but specialized and synergistic pharmaceutical manufacturing businesses that have an established client base. This will allow the Company to broaden its customer base and distribution channels.


         The transaction that the Company has completed with Inyx Pharma is classified as a reverse acquisition or a reverse merger. Reverse acquisitions occur when one entity (the nominal acquirer) issues sufficient shares to the former owners of another entity (the nominal acquiree) so as to cause the shareholders of the nominal acquiree to become the majority shareholders of the resultant combined enterprise. For accounting purposes, the pro forma consolidated financial statements of the Company and Inyx Pharma are presented as those of the surviving entity.

         All monetary amounts described herein are stated in United States Dollars ($). The majority of Miza UK assets were sold on March 7, 2003, and for simplicity purposes, the unaudited interim financial statements presented are for a two month period ended February 28, 2003.

RESULTS OF OPERATIONS OF MIZA UK

Miza UK Results of Operations for the Two Month Period Ended February 28, 2003 Compared to the Two Month Period Ended February 28, 2002

         General

         For the two month period ended February 28, 2003, while Miza UK was in Administration, the Company generally experienced losses from operations and cash shortages as a result of a significant decline in sales and periods of business interruption caused by the lack of materials, components and supplies to manufacture finished goods for its customers.

         Although the business assets of Miza UK were acquired out of Administration, most of the customer base was retained and results prior to the Administration period may be indicative of the future operations of the Company.

         The results of the Biopharma division are included in the Company's results of operations for the period ended February 28, 2003 and for the comparative period in 2002 shown below. However, as mentioned above, Biopharma was excluded from the acquisition by Inyx Pharma and therefore, this division's results have been segregated in the discussion as they are not related to the operations of the Company going forward.

         Results of operations for those Miza UK business assets acquired by Inyx Pharma (Aerosols and Development Divisions only) which are indicative of the Company's business going forward, are outlined by the caption "Miza UK excluding Biopharma".

         Revenues

         For the overall Miza UK business, net revenues were $2.7 million for the two month period ended February 28, 2003 compared to $4.1 million for the two month period ended February 28, 2002. Net revenues decreased by approximately $1.4 million or approximately 34%, for the two month period ended February 28, 2003 as compared to the previous period. This was mainly attributable to the Administration process.

         For the two month period ended February 28, 2003 and the two month period ended February 28, 2002, Miza UK's top three customers accounted for approximately 59% and 37%, respectively, of the Company's total revenues. Miza UK's largest customer, Merck Generics (UK) Ltd. ("Merck Generics"), accounted for 37% of total Company revenues for the two month period ended February 28, 2003 as compared to 34% of total revenues for the two month period ended February 28, 2002. The loss of this customer in particular and any one of the Company's three top customers in general would have a material adverse affect on the Company's sales and profitability. As part of its strategic growth objectives, the Company is planning to broaden its customer base and distribution channels to mitigate the risk of economic dependence on any one customer.

         In relation to the Biopharma division only, net revenues were $334 thousand and $622 thousand for the periods ended February 28, 2003 and February 28, 2002, respectively.

         Net revenues for Miza UK excluding Biopharma were $2.4 million for the two month period ended February 28, 2003, while the company was in Administration, as compared to $3.5 million for the two month period ended February 28, 2002, under normal operations. Due to the Administration process, net revenues for Miza UK excluding Biopharma decreased by $1.1 million or approximately 32% for the two month period ended February 28, 2003.

         For the two month period ended February 28, 2003, revenues for the top three customers were all generated at the Aerosols Division. These customers combined accounted for approximately $1.6 million in net revenues or 66% of Miza UK excluding Biopharma revenues ($2.4 million) for the two month period ended February 28, 2003.

         The top three customers for Miza UK excluding Biopharma, for the two month period ended February 28, 2003, were: Merck Generics, accounting for $1.0 million in net revenues or approximately 42% of Miza UK excluding Biopharma net revenues for the noted period; Adams Healthcare ("Adams"), accounting for $316 thousand in net revenues or approximately 13% of Miza UK excluding Biopharma net revenues for the noted period; and ConvaTec ("Convatec"), accounting for $265 thousand in net revenues or approximately 11% of Miza UK excluding Biopharma net revenues for the noted period. The listed companies have remained as customers of the Company subsequent to the Inyx Pharma Exchange.

         In comparison, the top three customers for Miza UK excluding Biopharma, for the two month period ended February 28, 2002, accounting for $2.1 million in combined net revenue or approximately 60% of Miza UK excluding Biopharma net revenues ($3.5 million) for the noted period were: Merck Generics, accounting for $1.4 million in net revenues or approximately 40% of Miza UK excluding Biopharma net revenues for the noted period; Sepracor Inc. ("Sepracor"), accounting for $428 thousand or approximately 12% of Miza UK excluding Biopharma net revenues for the noted period; and Connetics, accounting for $309 thousand or 8% of Miza UK excluding Biopharma net revenues for the noted period.

         The Company's revenues are derived from pharmaceutical manufacturing and product formulation and development outsourcing services, including product stability, commercial scale-up, and validation and regulatory support for its clients' products. Future contract revenues are dependant upon the Company's clients maintaining or obtaining regulatory approval for the sale of their products in their designated markets.

         The Company expects revenues from manufacturing and development to be restored to levels experienced by Miza UK excluding Biopharma prior to the Administration period. However, there can be no assurance that the Company's forecasts will be met.

         The Company does not currently derive any revenues from the sale of its own products.

         Cost of Goods Sold

         Cost of goods sold is associated with manufacturing and development revenues and includes materials, labor, factory overheads and technical affairs, which includes quality control and quality assurance regulatory support. Cost of goods sold for the overall Miza UK business amounted to $2.3 million for the two month period ended February 28, 2003 or 85% of net revenues ($2.7 million). Cost of goods sold for was $3.5 million or 85% of net revenues ($4.1 million) for the comparative period.

         In relation to the Biopharma division only, the cost of sales was $393 thousand and $610 thousand for the periods ended February 28, 2003 and February 28, 2002, respectively.

         The cost of goods sold for Miza UK excluding Biopharma was $1.9 million or 79% of net revenues ($2.4 million) for the two month period ended February 28, 2003, while the company was in Administration, as compared to $2.9 million or 83% of net revenues ($3.5 million), for the two month period ended February 28, 2002, under normal operations.

         The decrease in the cost of goods sold (as a percentage of revenue) for Miza UK excluding Biopharma is a result of the reduction of factory labor and technical support costs implemented during the Administration period.

         Gross Profit

         For the overall Miza UK business, gross profit was $461 thousand or 17.1% of revenues ($2.7 million) for the two month period ended February 28, 2003 compared to $594 thousand or 14.5% of revenues ($4.1 million) for the two month period ended February 28, 2002.

         The Biopharma division generated a loss amounting to $59 thousand for the period ended February 28, 2003 as compared to a gross profit of $11 thousand for the period ended February 28, 2002.

         The gross profit for Miza UK excluding Biopharma was $520 thousand or approximately 22% of net revenues ($2.4 million) for the two month period ended February 28, 2003, while the company was in Administration, as compared to $583 thousand or approximately 17% of net revenues ($3.478 million), for the two month period ended February 28, 2002, under normal operations.

         The increase in gross profit in terms of percentage of revenues for Miza UK excluding Biopharma for the period ended February 28, 2003 as compared to the period ended February 28, 2002 is mainly attributable to a successful increase in prices for a certain number of products including respiratory and hydrocarbon aerosol products at the Aerosols division, and reduced manufacturing overhead and labor costs, overall, as a result of staff reductions implemented during the Administration period.

         General and Administrative Expenses

         For the overall Miza UK business, general and administrative expenses were $568 thousand or 21% of revenues ($2.7 million) for the two month period ended February 28, 2003 compared to $348 thousand or 8.5% of revenues ($4.1 million) for the two month period ended February 28, 2002.

         Actual incurred general and administrative expenses during the two month period ended February 28, 2002 were $761 thousand or 18.5% of revenues ($4.1 million), which were offset by a recovery of expenses from an affiliated company during that period, amounting to $413 thousand. There were no similar recoveries in the current period.

         In relation to the Biopharma division only, general and administrative expenses were $33 thousand and $78 thousand for the comparative periods ended February 28, 2003 and February 28, 2002, respectively.

         The general and administrative expenses for Miza UK excluding Biopharma were $535 thousand or approximately 22% of net revenues ($2.4 million) for the two month period ended February 28, 2003, while the company was in Administration, as compared to $270 thousand or approximately 8% of net revenues ($3.5 million) for the two month period ended February 28, 2002, under normal operations.

         Adding back the one time recovery of expenses during this period, general and administrative expenses for the two month period ended February 28, 2002 for Miza UK excluding Biopharma would have been $683 thousand or approximately 19% of net revenues.

         For the period ended February 28, 2003 as compared to the period ended February 28, 2002, Miza UK incurred a number of additional general and administrative costs directly attributable to the administration and sale processes the Company was undergoing at the time. These included costs for the Administrator and related administration support costs. These expenses would not have been incurred under normal business operations.

         Selling Expenses

         For the overall Miza UK business, selling expenses were $51 thousand or approximately 2% of revenues ($2.7 million) for the two month period ended February 28, 2003 compared to $72 thousand or 2% of revenues ($4.1 million) for the two month period ended February 28, 2002.

         In relation to the Biopharma division only, there were no selling expenses for the period ended February 28, 2003, and $9 thousand in selling expenses for the comparative period ended February 28, 2002.

         The sales expense for Miza UK excluding Biopharma was $51 thousand or approximately 2% of net revenues ($2.4 million) for the two month period ended February 28, 2003, while the company was in Administration, as compared to $63 thousand, or approximately 2% of net revenues ($3.5 million) for the two month period ended February 28, 2002, under normal operations.

         The sales expense, which consists of salary and marketing costs associated with the commercial department of the business, has remained generally consistent at approximately 2% of revenues in both periods.

         Depreciation and Amortization Expense

         Depreciation and amortization expenses were $228 thousand or approximately 8% of net revenues for the two month period ended February 28, 2003 compared to $179 thousand or approximately 4% of net revenues for the two month period ended February 28, 2002.

         Depreciation and amortization expense increased by $49 thousand or approximately 27% in the two month period ended February 28, 2003. This was a result of the acquisition of property, plant and equipment at the end of the calendar year, 2002. The significant majority of these capital expenditures (97% of all capital expenditures in 2002) were made at Miza UK excluding Biopharma.

         The Company states the value of its property and equipment at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 50 years for buildings to 3-10 years for equipment.

         Amortization of trademarks and trade names, and other intangibles is determined utilizing the straight-line method based on the estimated useful lives of the intangibles.

         Interest Expense

         Interest expense amounted to $176 thousand, or approximately 6% of revenues ($2.7 million) for the two month period ended February 28, 2003 compared to $334 thousand, or 8% of revenues ($4.1 million) for the two month period ended February 28, 2002. The slight decrease in interest expense is due to a decrease in the amount of working capital funds borrowed by the Company as result of the reduced amount of business during the Administration process.

         This interest expense relates to outstanding indebtedness of Miza UK and is not indicative of the interest to be incurred by the Company going forward, as a result of new financing arrangements.

         Income Tax Expense

         There was no tax or tax benefit for the two month period ended February 28, 2003, while Miza UK was in Administration, compared to a tax benefit of $102 thousand for the two month period ended February 28, 2002, under normal operations.

         Net Income/Net Loss

         For the overall Miza UK business, net loss for the two month period ended February 28, 2003 amounted to $617 thousand and included reorganization charges during the administration process which amounted to $55 thousand. Net loss in the comparable two month period ended February 28, 2002 amounted to $237 thousand and included a recovery of general and administrative expense amounting to $413 thousand, from an affiliated company.

         In relation to the Biopharma division only, the net loss amounted to $163 thousand and a net loss of $125 thousand for the periods ended February 28, 2003 and February 28, 2002, respectively. Miza UK's Biopharma division manufactures large volume bagged and Blow, Fill, and Seal injectable and irrigation solutions for hospital and clinical use. These have traditionally been very low margin products as a result of the competitive nature of the United Kingdom hospital products market. Additionally, this division still required all of the additional quality control support costs associated with maintaining regulatory compliance. Coupled with the low margin nature of the Biopharma business, these additional costs during the comparative periods decreased Miza UK's overall profitability.

         The net loss for Miza UK excluding Biopharma was $454 for the two month period ended February 28, 2003, while the company was in Administration, as compared to $362 thousand net profit, or 10% of net revenues ($3.5 million), for the two month period ended February 28, 2002, under normal operations.

         Although the Company acquired the business assets of Miza UK excluding Biopharma out of Administration, most of the customer base was retained and prior results may be indicative of the future operations. During the
Administration process, the financial performance of the business assets acquired by Inyx Pharma was adversely affected due to Administration costs, the lack of components and supplies, and subsequent shipping delays to customers. Another contributing factor was a decrease in client-funded contract development activities as a result of the Administration. Customer research and development projects, which contribute higher profit margins, usually span over a period of six months to two years, but due to the uncertainty during the Administration period, most Miza UK development customers either stopped the progress of on-going projects or did not initiate new product development projects.

Miza UK Results of Operations for the Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

         General

         The results for the year ended December 31, 2001 reflected only eight months of activity from May 1, 2001, the date the pharmaceutical business assets of CCL Industries (UK) Ltd. ("CCL Pharmaceuticals") were acquired by Miza UK, to December 31, 2001.

         The results for the year ending December 31, 2002 include four months from September 4, 2002 to December 31, 2002 of operations under Administration. Although the business assets of Miza UK were acquired out of Administration, most of the customer base was retained, and prior results may be indicative of the future operations of the Company. During the four month period of Administration in 2002, Miza UK generally experienced losses from operations and cash shortages as a result of a significant decline in sales and periods of business interruption caused by the lack of materials, components and supplies to manufacture finished goods for its customers.

         The Statement of Operations for the year ended December 31, 2002 and for the year ended December 31, 2001 include the results of the Biopharma division. However, as mentioned above, Biopharma was excluded from the acquisition by Inyx Pharma and therefore, this division's results have been segregated in the discussion as they are not related to the operations of the Company going forward.

         Revenues

         For the overall Miza UK business, net revenues were $24.6 million for the year ended December 31, 2002 compared to $21.9 million for the year ended December 31, 2001. Net Revenues for the overall Miza UK business increased by $2.7 million or approximately 12% in 2002 compared to 2001.

         The major reason for the increase in revenues for the year ended December 31, 2002 is due to a full year of operations during the period as compared to only eight months of operations in 2001. In addition, in 2002 Miza UK was in Administration for a period of approximately four months. Revenues did not reach the expected revenue levels primarily due to business interruption during the Administration period as a result of product release delays and lack of components. Another contributing factor was a decrease in contract development revenues as a result of the Administration. Contract development revenues decreased by approximately $1.2 million or 44% from $2.8 million in 2001 to $1.6 million in 2002. Customer research and development projects usually span over a period of six months to two years, but due to the uncertainty during the Administration period, most Miza UK development customers either stopped the progress of on-going projects or did not initiate new product development projects.

         For the year ended December 31, 2002 and the year ended December 31, 2001, overall, Miza UK's top three customers accounted for approximately 47% and 40%, respectively, of the Company's total revenues. Miza UK's largest customer, Merck Generics, accounted for 31% of total sales in both 2002 and 2001. The loss of this customer in particular and any one of the Company's three top customers in general would have a material adverse affect on the Company's sales and profitability. As noted above, as part of its strategic growth objectives, the Company is planning to broaden its customer base and distribution channels to mitigate the risk of economic dependence on any one customer.

         In relation to the Biopharma division only, net revenues amounted to $3.5 million for the year ended December 31, 2002, which included four months in Administration, as compared to $2.7 million for the year ended December 31, 2001.

         Net revenues for Miza UK excluding Biopharma were $21.1 million for the year ended December 31, 2002, which included four months in Administration, as compared to $19.2 million for the year ended December 31, 2001. Miza UK excluding Biopharma did not reach expected revenue levels in 2002 primarily due to business interruptions and lost sales during the Administration period.

         Although the business assets of Miza UK were acquired out of Administration, most of the customer base was retained and prior results may be indicative of the future operations. For the year ended December 31, 2002, revenues for the top three customers were all generated at the Aerosols division (a Miza UK business asset acquired by Inyx Pharma). These customers combined accounted for just over $10.8 million in net revenues or approximately 51% of Miza UK excluding Biopharma revenues ($21.1 million) for the year ended December 31, 2002.

         The top three customers for Miza UK excluding Biopharma for the year ended December 31, 2002, which included four months in Administration, were:
Merck Generics, accounting for $7 million in net revenues or approximately 33%; Connetics, accounting for $2.8 million in net revenues or approximately 13%; and Celltech, accounting for $1 million in net revenues or approximately 5%.

         In comparison, the top three customers for Miza UK excluding Biopharma, for the year ended December 31, 2001, accounting for $11.4 million in combined net revenue or approximately 59% were: Merck Generics, accounting for $6.8 million in net revenues or approximately 35% of; Connetics, accounting for $3.3 million or approximately 17%; and SSL, accounting for $1.3 million or 7%.

         The Company's revenues are derived from pharmaceutical manufacturing and product formulation and development outsourcing services, including product stability, commercial scale-up, and validation and regulatory support for its clients' products. Future contract revenues are dependant upon the Company's clients maintaining or obtaining regulatory approval for the sale of their products in their designated markets.

         The Company expects revenues from manufacturing and development revenues to be restored to levels experienced by the business assets acquired by Inyx Pharma prior to the administration period. The Company does not derive any revenues from the sale of its own products.

         Cost of Goods Sold

         Cost of goods sold is associated with manufacturing and development revenues and includes materials, labor, factory overheads and technical affairs, which includes quality control and quality assurance regulatory support. Cost of goods sold for the overall Miza UK business amounted to $20.8 million for the year ended December 31, 2002 or 85% of overall net revenues ($24.6 million). Cost of goods sold for the year ended December 31, 2001 was $15.3 million or 70% of net revenues ($21.9 million).

         In relation to the Biopharma division only, the cost of goods sold amounted to $3.5 million for the year ended December 31, 2002, which included four months in Administration, as compared to $2.1million in cost for goods sold for the year ended December 31, 2001.

         The cost of goods sold for Miza UK excluding Biopharma was $17.3 million or 83% of net revenues ($21.1 million) for the year ended December 31, 2002, which included four months in Administration, as compared to $13.2 million or 69% of net revenues ($19.2 million) for the year ended December 31, 2001.

         The cost for goods sold for the year ended December 31, 2002 include uncompensated commercialization costs for product scale-up projects that the company was traditionally engaged in and paid for by the client. Additionally, during the period, there were increased regulatory compliance costs to support ongoing business activities. The cost of goods sold for the year ended December 31, 2002 also includes a write down of inventory amounting to approximately $667 thousand which resulted from inefficiencies during the Administration period, in which a number of major customers cancelled orders and inventory items became expired or were no longer able to be sold.

         Although a number of cost reductions were implemented during the Administration period, these cost savings were not fully realized until late in the year. These cost reductions included the reduction of factory labor and technical support costs.

         Gross Profit

         Gross profit was $3.9 million or 16% of revenues for the year ended December 31, 2002 and included $10 thousand relating to the Biopharma operation, compared to $6.7 million or 30% of revenues for the year ended December 31, 2001 which included $539 thousand relating to the Biopharma operation.

         The increase in gross profit in terms of percentage of revenues for Miza UK excluding Biopharma for the period ended February 28, 2003 as compared to the period ended February 28, 2002 is mainly attributable to a successful increase in prices for a certain number of products including respiratory and hydrocarbon aerosol products at the Aerosols division, and reduced manufacturing overhead and labor costs, overall, as a result of staff reductions implemented during the Administration period.

         Gross profit for the year ended December 31, 2002 declined as a result of the Administration commencing in September of 2002. During the four month period of Administration in 2002, Miza UK experienced a significant decline in sales and periods of business interruption caused by the lack of materials, components and supplies to manufacture finished goods for its customers. Additionally, all research and development customers were unwilling to continue development investment over a long period, while the Company was in Administration. As a consequence, a number of development projects that were generating revenues for the Company were put on hold. The Company's development revenues are derived from offering either full turnkey or specific development services such as pre and post stability, formulation, method development and scale up associated activities. This type of work has a higher gross profit margin as the Company only has to account for its own labor support costs while charging out the professional services it provides to its customers at a higher rate.

         The Company expects client-funded development activities to be restored to levels experienced prior to the Administration period as a result of the recommencement of previous projects and the start-up of new development projects for its customers. However, there can be no assurance that the Company's forecasts will be met.

         General and Administrative Expenses

         For the overall Miza UK business, general and administrative expenses were $6.8 million or 28% of revenues for the year ended December 31, 2002 compared to $3.3 million or 15% of revenues for the year ended December 31, 2001.

         In relation to the Biopharma division only, general and administrative expenses included $375 thousand and $323 thousand for the comparative periods ended December 31, 2002 and the year ended December 31, 2001.

         The general and administrative expenses for Miza UK excluding Biopharma were $6.4 million or approximately 30% of net revenues ($21.1 million) for the year ended December 31, 2002, while the company was in Administration for the last four months of the year, as compared to $3 million or approximately 16% of net revenues ($19.2 million) for the year ended December 31, 2001, under normal operations.

         The increase in general and administrative costs for the year ended December 31, 2002 is primarily attributed to a write down of accounts receivables from two major customers amounting to approximately $1.6 million. Additionally, general and administrative expenses for the year ended December
31, 2002 increased as a result of the costs associated with the use of a significant number of additional consultants and business valuators in connection with the Administration. During this period, Miza UK also recorded a charge of approximately $400 thousand related to a workforce reduction of 50 employees.


         Selling Expenses

         Selling expenses were $376 thousand or 1.5% of net revenues for the year ended December 31, 2002 compared to $223 thousand or 1.0% of net revenues for the year ended December 31, 2001. There were no sales expenses associated with the Biopharma division.

         The slight increase in selling expenses, in terms of percentage of revenues, for the year ended December 31, 2002 is primarily attributed to the addition of one sales and marketing person, and increased commercial and marketing activities during the period as compared to the prior period. Staff levels in all departments were subsequently reduced during the Administration.

         Depreciation and Amortization Expense

         Depreciation and amortization expenses were $1.3 million or approximately 5% of net revenues for the year ended December 31, 2002 compared to $843 thousand or approximately 4% of net revenues for the year ended December 31, 2001.

         Depreciation and amortization expense increased by $414 thousand or 49% in the year ended December 31, 2002. This increase was mainly attributable to the depreciation of property, plant and equipment acquired during 2002 as well as the amortization of intangible assets acquired in 2001 when Miza UK purchased its business. Depreciation and amortization in 2002 was calculated for the full year as compared to only eight months in 2001.

         The Company states the value of its property and equipment at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 50 years for buildings to 3-10 years for equipment.

         Amortization of trademarks and trade names, and other intangibles is determined utilizing the straight-line method based on the estimated useful lives of the intangibles.

         Reorganization Items

         Reorganization items are charges that were realized or incurred by the Company as a result of Miza UK being placed under the supervision of an Administrator in accordance with the United Kingdom Insolvency Act of 1986. The reorganization charges recorded by the Company for the year ended December 31, 2002 amounted to approximately $25 million, which are one time non-recurring costs comprised of the following: Administrator and related fees amounting to $452 thousand; a charge for the impairment of fixed assets amounting to $9.5 million, which resulted from the write down to the fair market value of the assets sold to Inyx Pharma on March 7, 2003; a charge for the impairment of intangible assets amounting to approximately $7 million, which resulted from the write off of goodwill and acquisition costs on the original purchase of the CCL Pharmaceuticals assets by Miza UK; and a write off of uncollectible receivables from affiliated entities amounting to $8 million.

         Interest Expense

         Interest expense amounted to $1.7 million or approximately 7% of net revenues for the year ended December 31, 2002 compared to $1.5 million or approximately 7% of net revenues for the year ended December 31, 2001. This interest expense relates to outstanding indebtedness of Miza UK and is not indicative of the interest to be incurred by the Company going forward, as a result of new financing arrangements.

         Income Tax Expense

         The tax benefit was $352 thousand for the year ended December 31, 2002, which included four months of Administration, is offset against a provision for income taxes of $334 thousand for the year ended December 31, 2001.

         Net loss/Income

         Net loss for the year ended December 31, 2002 was approximately $31 million as compared to a net income of $524 thousand for the year ended December 31, 2001. The losses for the year ended December 31, 2002 include reorganization charges amounting to approximately $25 million, which were incurred by the Company as a result of being placed under the supervision of an Administrator in accordance with the UK Insolvency Act of 1986. Also as a result of the Administration, for the year ended December 31, 2002, Miza UK recorded a write down of inventory amounting to approximately to $667 thousand and a write down of uncollectible receivables amounting to $1.6 million.

         Miza UK reported net loss before income tax for the Biopharma division amounting to $718 thousand for the year ended December 31, 2002 and a net loss before tax amounting to $230 thousand for the year ended December 31, 2001.

         As a result of the Administration process in 2002, the financial performance of Miza UK was adversely affected due to Administration costs, the lack of components and supplies, and subsequent shipping delays to customers. Although the Company acquired the business assets of Miza UK excluding Biopharma out of Administration, most of the customer base was retained and results prior to Administration may be indicative of the future operations of the Company.


LIQUIDITY AND CAPITAL RESOURCES

         General

         The Company has financed its operations primarily through revenue from contract manufacturing and product development contracts, stockholder equity, credit facilities, and financing of property, equipment and inventory acquisitions. Additionally, the Company has been dependant on funding of its working capital from its major stockholders in the form of stockholder loans. However, there is no binding obligation for these major stockholders to provide additional future funding.

         The Company believes that existing credit facilities and cash generated from operations are sufficient to finance its current operations and working capital requirements. However, as a result of the long lead time required to order specialized raw materials and components necessary for the manufacture of some of its customers' products, the Company may require additional working capital to support the purchase and storage of such supplies, in order to meet those customers' delivery date requirements. Additionally, as the Company expects to increase its capital expenditures over the next few years as part of its growth strategy, it may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

         Also, in the event that Company makes significant future acquisitions or changes its capital structure, it may also be required to raise funds through additional borrowings or the issuance of additional debt or equity securities. The Company is presently actively pursuing acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions.

Analysis of Cash Flows
----------------------

         Two Month Period Ended February 28, 2003

         As a result of the Company being placed under the supervision of the Administrator, all cash generated during the period in Administration was used to discharge the liabilities under the discretion of the Administrator; therefore, as of February 28, 2003, the Company had no cash or cash equivalents, as compared to a cash deficit of $64 thousand for the period ending February 28, 2002.

         The net cash used in operating activities for the two month period ended February 28, 2003 was $39 thousand. The net cash used in operating activities includes a net loss from continuing operations of $617 thousand adjusted by non-cash charges which includes depreciation and amortization of $228 thousand. Accounts receivable increased by $223 thousand and to meet open order backlog, and inventory increased by $121 thousand. Prepaids and other current assets decreased by $267 thousand. The accounts payable and accrued expense amounts increased by $741 thousand primarily due to the timing of cash disbursements. The Company's working capital line of credit decreased by $522 thousand and liabilities reclassified as subject to compromise increased by $208 thousand.

         In comparison, the net cash generated by operating activities for the two month period ended February 28, 2002 amounted to $1.6 million. The net cash provided by operating activities includes a net loss from continuing operations of $237 thousand adjusted by non-cash charges which included depreciation and amortization of $179 thousand. Accounts receivable decreased by $220 thousand, and inventory decreased by $96 thousand. Prepaids and other current assets increased by $879 thousand. The accounts payable and accrued expense amounts decreased by $296 thousand primarily due to the timing of cash disbursements. The Company's working capital line of credit increased by $2.5 million.

         The net cash provided by financing activities for the two month period ended February 28, 2003 was $104 thousand as compared to $280 thousand in the prior period, which was net proceeds from long term debt over debt repayment in each respective period.

         The net cash used by investing activities during the two month period ended February 28, 2003 was $28 thousand as compared to $491 thousand for the two month period ended February 28, 2002, which was used for the acquisition of equipment in each respective period.

         Year Ended December 31, 2002

         As a result of the Company being placed under the supervision of the Administrator, all cash generated during the period in Administration was used to discharge the liabilities under the discretion of the Administrators therefore, as of December 31, 2002, the Company had no cash or cash equivalents, as compared to $534 thousand in cash for the year ended December 31, 2001.

         The net cash provided by operating activities for the year ended December 31, 2002 was $3.2 million. The net cash provided by operating activities includes a net loss from continuing operations of approximately $31 million adjusted by non-cash charges, which includes Administration costs of $25 million, provision for bad debts of approximately $1.4 million, depreciation and amortization of $1.3 million, and a reserve for inventory obsolescence of $713 thousand.

         Accounts receivable decreased by $152 thousand due primarily to the decreased revenues for the year ended December 31, 2002 versus the year ended December 31, 2001. Inventory decreased by $726 thousand for the year ended December 31, 2002, due to the slowing down of of customer purchase commitments and the utilization of existing inventory, as a result of decreasing revenues. Prepaid deposits and other current assets increased by $283 thousand primarily due to a receivable from an affiliated company amounting to $355 thousand; there was no similar receivable in the comparable period.

         The accounts payable and accrued expense amounts increased by $1.7 million primarily due to the timing of cash disbursements. The Company's working capital line of credit increased by $1.3 primarily due to all accounts payable becoming unsecured creditors in Administration. Liabilities reclassified as subject to compromise increased by $2.2 million.

         The net cash used in financing activities for the year ended December 31, 2002 was approximately $1.1 million in net repayments of long-term debt over debt incurred, as compared to net cash provided by financing activities for the year ended December 31, 2001 amounting to approximately $6.6 million, which were proceeds from a credit facility provided to the Company on May 1, 2001.

         For the year ended December 31, 2002, cash used to purchase property plant and equipment amounted to $1.8 million and included a new hydrocarbon aerosol manufacturing line, new facilities and stability cabinets. Goodwill and acquisition costs increased by $190 thousand relating to the acquisition of intangible assets from CCL Pharmaceuticals. In addition, net inter-company charges and allocations amounted to $652 thousand.

         In comparison, for the year ended December 31, 2001, cash used in investing activities was $11.4 million primarily due to the purchase of property plant and equipment for $2.4 million, goodwill and acquisition costs of $1.9 million and advances to affiliates and related parties of $7.1 million.

External Sources of Liquidity
-----------------------------

         Bank Financing Activities

         The Company financed the acquisition of the business assets of Miza UK excluding Biopharma through stockholder equity and term debt in the form of a secured asset-based loan from Venture Finance PLC ("Venture Finance"), a United Kingdom asset based lender, that is part of the IFN Group owned by ABN-AMRO Bank.

         On March 7, 2003 Inyx Pharma obtained a term loan credit facility from Venture Finance consisting of a plant and machinery credit facility with available room of $3.2 million and a real property term loan with available room of $1.6 million. Inyx Pharma pledged its unencumbered real estate properties, and manufacturing equipment and facilities as collateral for these loans. The plant and machinery credit facility and the real property loan are repayable in 34 equal monthly payments of $67 thousand and $45 thousand respectively. This includes interest on outstanding balances calculated at 2.25% above the base rate from time to time set by Venture Finance subject to a minimum of 4%. Payments commenced one month after the commencement of the credit facilities with a final bullet payment 36 months after commencement of the facilities. As at March 7, 2003 Inyx Pharma's available unused credit on these loans, combined, amounted to $1.3 million. Inyx Pharma would only be able to draw on these facilities if it acquired additional property or equipment and obtained the necessary approvals from Venture Finance. Any such advances would be limited to 75% of the market value of the acquired asset.

         On March 7, 2003 Inyx Pharma also obtained a confidential invoice discounting credit facility; a credit facility for the purchase of debts from Venture Finance. This credit facility allows Inyx Pharma to receive an immediate working capital advance from Venture Finance at the time that a customer is invoiced for a particular service or product. Venture Finance advances Inyx Pharma up to 85% of the required payment amount on eligible customer invoices. Inyx Pharma utilizes such advances for its working capital requirements while it awaits payment from the customer, based on 30 day payment terms from the date of invoice. At the time the customer pays its debt to Inyx Pharma, Venture Finance is repaid their 85% advance while Inyx Pharma receives the balance or 15% of that debt. Until the debt is paid by the customer, Inyx Pharma has pledged to Venture Finance that receivable against any advanced amounts. Inyx Pharma is also charged interest on any outstanding balances under this facility. Interest is calculated at 2.25% above the base rate from time to time set by Venture Finance subject to a minimum of 4%. Inyx Pharma's unencumbered real estate properties, and manufacturing equipment and facilities are pledged as collateral for these loans. The term of the invoice discounting credit facility is 36 months and Inyx Pharma is able to draw up to $4.8 million under this facility. As of March 7, 2003, Inyx Pharma had not drawn any amounts under its debt purchase credit facility with Venture Finance.

         In order to obtain all such credit facilities from Venture Finance, Inyx Pharma signed an All Asset Debenture in favor of Venture Finance on March 7, 2003. This debenture provides Venture Finance with a fixed and floating charge over all the assets of Inyx Pharma.

         For providing all such credit facilities, Venture Finance received an arrangement fee from Inyx Pharma. This arrangement fee consisted of 1% of the total amount of credit facilities provided to Inyx Pharma ($96 thousand in total fees paid to Venture Finance). Venture Finance also charges Inyx Pharma a service charge for managing these credit facilities. This service charge is based on 0.25% of the gross amount drawn under the invoice discounting credit facility.

         Certain Indebtedness and Other Matters

         In addition to the credit facilities provided by Venture Finance, on March 6, 2003 Inyx Pharma also received a working capital credit facility in the form of an unsecured convertible debt instrument from Stiefel Laboratories, Inc. ("Stiefel"). Headquartered in Coral Gables, Florida, Stiefel is a privately held pharmaceutical company which has a number of domestic and international operations.

         Stiefel provided the loan in order to ensure that Inyx Pharma had sufficient working capital to support its inventory and insurance requirements, once Stiefel agreed to exclusive development, and manufacturing and supply agreements with Inyx Pharma. Stiefel and Inyx Pharma signed such agreements, which also included a quality agreement, on March 6, 2003. Under these agreements, the Company will manufacture and assist in the commercialization of specific hydrocarbon dermatological products for Stiefel's worldwide customer base.

         The principal amount of the Stiefel convertible note, which amounts to $4.0 million, is due on March 6, 2007. Interest is payable annually at a rate of 6%, beginning March 7, 2004. The Stiefel note and any accrued interest may be converted into 4 million shares of common stock of the Company at anytime before March 6, 2007. Under the note, Stiefel also has the first right of first refusal, for a period of four years, on any additional debt financing that may be required by the Company from time to time.

         On April 28, 2003, Inyx Pharma concluded its acquisition of Inyx Pharma. The transaction consisted of an exchange of 100% of the outstanding common stock of Inyx Pharma, or 1 million shares of Inyx Pharma, in exchange for 16 million shares of restricted common stock of the Company (the "Exchange"), as a result of which Inyx Pharma became a wholly owned subsidiary of the Company. Although there were only 1 million shares issued in Inyx Pharma, 1.25 million shares were authorized as 250,000 shares were authorized but not issued to Stiefel as a result of its convertible debt agreement with the Company. As a result of the Exchange and under the terms of its option agreement with the Company, Steifel is entitled to 4 million common shares in Inyx, if it exercises its option to convert its debt into equity of the Company.

         In addition to the Venture Finance and Stiefel credit facilities, the Company's major stockholders periodically advance and receive repayment of funds loaned to the Company to support operations, settle outstanding trade accounts payable and provide working capital. The advances are payable upon demand and are non-interest bearing. However, there is no formal agreement between the Company and its major stockholders to provide any further funding at this time. Capital Expenditures

         Capital expenditures for the two month period ended February 28, 2003 were $28 thousand as compared to $491 thousand for the two month period ended February 28, 2002. The principal capital expenditures included equipment purchases and facility improvements.

         Capital expenditures for the year ended December 31, 2002 amounted to $1.8 million, which was used to purchase property, plant and equipment, including a new hydrocarbon aerosol manufacturing line, new manufacturing and support facilities for that manufacturing line, and product stability cabinets. In comparison, for the year ended December 31, 2001, capital expenditures for property, plant and equipment amounted to $2.4 million. During 2001, approximately 94% of these expenditures were made at the aerosols facility, primarily for equipment and property acquisitions.

         The Company expects to increase its capital expenditures over the next few years as part of its growth and acquisition strategy. Planned capital expenditures will commence in 2003 and will be key to the overall development of the Company's Inyx Pharma operation.

         These capital expenditures will allow the Company to continue to meet ongoing regulatory compliance requirements, including adherence to good manufacturing practice, and the health, safety and environmental aspects of its pharmaceutical operations. These planned investments will also support the maintenance of the Company's facilities and as required, a number of immediate business growth opportunities.

         It is anticipated that the Company will spend $2.5 million in capital expenditures in 2003 for its Inyx Pharma manufacturing operation. This includes $900 thousand for a new hydrocarbon aerosol manufacturing and product blending area; $280 thousand for a new mixing vessel for viscous hydrocarbon products; $520 thousand for special manufacturing vessels to support the development and commercialization of new hydrofluoroalkane metered dose inhalers; $20 thousand for additional liquid filling equipment for the pump spray line; $600 thousand for a new computer business management system including the required hardware and software to manage this system; and $180 thousand in facility maintenance expenditures, including modification to the existing sprinkler systems to meet insurance requirements.

         The Company may be required to raise the required funds for these capital expenditures through additional borrowings or the issuance of additional debt or equity securities.

         Future Commitments

         During Administration, all secured and unsecured claims against and indebtedness of the Company (including accrued and unpaid interest) were stayed while the Company continued its operations and was being reorganized for a sale. As of February 28, 2002, Miza UK had a note payable amounting to $6.3 million and recorded liabilities subject to compromise under the Administration process amounting to $22.4 million. However the discharge of this long term debt remains the responsibility of the Administrator, and is therefore not indicative of the Company's commitments going forward.

         As a result of the Administration, the Company may assume or reject executory contracts, including lease obligations. The Company had no material contractual obligations as at February 28, 2003.

         Pursuant to the acquisition of Inyx Pharma, the Company assumed the contractual obligations of the newly acquired subsidiary, which represent future cash commitments and liabilities under agreements with third parties and exclude contingent liabilities for which the Company cannot reasonably predict future payment.

         Contractual Obligations

         The following chart summarizes the Company's material contractual obligations:
------------------------------ ----------- ---------- ---------- ---------- ---------- -----------
Contractual Obligations           Total       2003       2004       2005       2006    Thereafter
(In Thousands)
------------------------------ ----------- ---------- ---------- ---------- ---------- -----------
Convertible Promissory Note      $4,005        -           -         -          -        $4,005
- Principal - (1)
------------------------------ ----------- ---------- ---------- ---------- ---------- -----------
Convertible Promissory Note       $960         -         $240       $240       $240       $240
- Interest - (1)
------------------------------ ----------- ---------- ---------- ---------- ---------- -----------
Plant and Machinery and          $3,490       $940      $1,145      $720       $686        -
Real Property Loan -
Principal (2)
------------------------------ ----------- ---------- ---------- ---------- ---------- -----------
Plant and Machinery and           $472        $182       $159       $88        $43         -
Real Property Loan -
Interest (2)
------------------------------ ----------- ---------- ---------- ---------- ---------- -----------
Operating Leases (3)             $3,264       $626       $505       $334       $293      $1,506
------------------------------ ----------- ---------- ---------- ---------- ---------- -----------
  Total Material Contractual     $12,191     $1,747     $2,050     $1,381     $1,262     $5,751
       Cash Obligations          =======     ======     ======     ======     ======     ======
------------------------------ ----------- ---------- ---------- ---------- ---------- -----------

         (1) The Convertible Promissory Note is with Stiefel Laboratories, Inc. The principal amount of the note is $4.0 million and is due on March 6, 2007. Interest is payable annually at a rate of 6%. The note may be converted by the holder into 4 million shares of common stock. If the Convertible subordinated debt were converted into common stock of the Company, these amounts would no longer be a contractual cash obligation.

         (2) The plant and machinery loan, and the real property loan are both with Venture Finance PLC. The maximum loan amounts are $3.2 million and $1.6 million respectively. On March 7, 2003 Inyx Pharma had drawn $2.62 million and $871 thousand under the available facility for plant and machinery and real property respectively. The plant and machinery loan and the real property loan are repayable in monthly payments of $67 thousand and $45 thousand respectively. This includes interest on outstanding balances calculated at 2.25% above the base rate from time to time set by Venture Finance, subject to a minimum of 4%.

         (3) Operating lease commitments are for premises and equipment, which include facilities located at Units 1&2, Arkwright Road, Astmoor, United Kingdom; Unit 9 Arkwright Road, Astmoor, United Kingdom; and 6 Seymour Court, Astmoor, United Kingdom. Premises lease terms range from five to sixteen years. The amounts reported include rent through the end of the respective lease term.

         Acquisitions

         At present the Company is actively pursuing acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions. In the event that the Company makes significant future acquisitions or changes its capital structure, it may be required to raise funds through additional borrowings or the issuance of additional debt or equity securities.

         The Company is presently actively pursuing acquisitions that may require the use of substantial capital resources. There are no present agreements or commitments with respect to any such acquisitions.

CRITICAL ACCOUNTING POLICIES

         Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in conformity with generally accepted accounting principles in the United States. It requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. While our significant accounting policies are more fully described in Note 2 to our financial statements, we believe the following accounting policies to be critical to our business operations and the understanding of our results of operations:

         Revenue Recognition: The Company recognizes revenue from product sales when title to product and associated risk of loss has passed to the customer, and collectibility is reasonably assured. All revenues from product sales are recorded net of applicable allowances for returns, rebates and other applicable allowances. The timing of product shipments and receipts can have a significant impact on the amount of revenue recognized in a period.

         Accounts Receivable and Bad Debt: The Company's trade receivables in 2002 and 2001 primarily represent amounts due to the Company from its contract manufacturing customers, which are large reputable international pharmaceutical companies. The Company performs ongoing credit evaluations of its customers and generally does not require collateral.

         Bad debt write-offs were $1.5 million in 2002 as compared to $296 thousand in 2001. The majority of bad debt write off in 2002 related to two customers, namely Provensis and Antigen. This write-off amounted to approximately $1.3 million and was a result of a commercial contract dispute with Provensis over the amount of costs incurred while providing product commercialization services, and a dispute with Antigen over the amount services provided during the Administration period.

         In 2002 and 2001 the top three customers accounted for 47% and 40% respectively, of the Company's total revenues. As part of its strategic planning, the Company is planning to broaden its customer base and distribution channels to mitigate the risk of economic dependence on any one customer.

SUBSEQUENT EVENTS

         On March 6, 2003 Inyx Pharma issued a $4.0 million, in principal amount, Convertible Promissory Note due March 7, 2007 (the "Note") to Stiefel. The proceeds were used to fund the acquisition of the assets of Miza UK excluding Biopharma. Interest is payable annually at a rate of 6%, beginning March 7, 2004. The Stiefel note and any accrued interest may be converted into 4 million shares of common stock of the Company at anytime before March 6, 2007.

         On March 6, 2003 Inyx Pharma entered into a Manufacturing and Supply Agreement with Stiefel. The Manufacturing and Supply Agreement is an exclusive agreement between Stiefel (the customer) and Inyx Pharma to manufacture and supply both topical and foam aerosol products for dermatological applications - for an initial period of four years commencing on March 6, 2003 and ending on March 6, 2007. This exclusive Agreement automatically extends for successive one year periods, at Stiefel's option or based on the mutual agreement of Stiefel and Inyx Pharma. The Agreement initially list two generic steroidal foam products that will be developed using Stiefel's own proprietary formulation with the intention to commercialize each product in 2004 and 2005 respectively. Pursuant to the Agreement, Inyx Pharma and Stiefel have agreed to deal with each other exclusively with respect to the manufacture and supply of topical and foam aerosol products used for dermatological applications..

         On March 6, 2003 Inyx Pharma entered into a Product Development Agreement with Stiefel. This agreement allows for two new steroidal foam products to be initially developed in conjunction with Stiefel at a fixed price and over a specific project timeline. Commercial terms under this agreement provide for a fifty percent deposit (per product) to be paid immediately upon placement of an order, a twenty-five percent progress payment on completion of the work and the remaining twenty-five percent to be paid when the regulatory filing of an Abbreviated New Drug Application ("ANDA") has been completed. As part of the Development Agreement, Inyx Pharma does not own any intellectual property created specifically in connection with the customer products being developed. However, Inyx Pharma has been granted a royalty free, exclusive worldwide right and license to make, use and sell products incorporating Stiefel's intellectual property created in performance of the Agreement, in markets not covered by Stiefel. This agreement was entered into on March 6, 2003 and terminates on March 6, 2006.

         On March 6, 2003 Inyx Pharma entered into a Quality Agreement with Stiefel. In support of the Manufacturing and Supply Agreement, the Quality Agreement defines responsibilities and relationships between the parties with respect to quality matters as related to the formulation, and filling and packaging of Stiefel's products during the duration of the Manufacturing and Supply Agreement.

         On March 7, 2003, Inyx Pharma acquired the majority of the pharmaceutical business assets of Miza UK out of Administration for a total purchase price of of $7.1 million plus acquisition costs of $1.1 million. The business assets acquired include one aerosol manufacturing site and a pharmaceutical development operation. Pursuant to this transaction, Inyx Pharma received all of the property, plant, machinery and equipment, inventory, customer base, employees and intellectual property required to continue to manage and run those parts of the Miza UK operation as a going concern.

         On March 7, 2003 Inyx Pharma entered into a term loan facility with Venture Finance to fund the acquisition of the assets of Miza UK. The facility is divided between a Plant and Machinery Loan and a Real Property Loan. The maximum loan amounts to $3.2 million and $1.6 respectively. As of March 7, 2003, Inyx Pharma had drawn $2.6 million and $871 thousand under the available facility for plant and machinery and real property respectively. The Plant and Machinery Loan and the Real Property Loan are repayable in monthly payments of $67 thousand and $45 thousand respectively. This includes interest on outstanding balances calculated at 2.25% above the base rate from time to time set by Venture Finance subject to a minimum of 4%.

         On March 7, 2003 Inyx Pharma entered into an invoice discounting credit agreement and an Agreement for the Purchase of Debts with Venture Finance. Under the Agreement, Venture Finance can advance Inyx Pharma up to 85% of the required payment amount on eligible customer invoices. Inyx Pharma utilizes such advances for its working capital requirements while it awaits payment from the customer, based on 30 day payment terms from the date of invoice. At the time the customer pays its debt to Inyx Pharma, Venture Finance is repaid their 85% advance while Inyx Pharma receives the balance or 15% of that debt. Until the invoice debt is paid by the customer, Inyx Pharma has pledged to Venture Finance that receivable against any advanced amounts. Inyx Pharma is also charged interest on any outstanding balances under this facility. Interest is calculated at 2.25% above the base rate from time to time set by Venture Finance subject to a minimum of 4%. As of March 7, 2003, Inyx Pharma had not drawn any amounts under its debt purchase agreement with Venture Finance.

         On March 7, 2003, in order to obtain all its credit facilities from Venture Finance, Inyx Pharma signed an All Assets Debenture in favor of Venture Finance. This debenture provides Venture Finance with a fixed and floating charge and a security interest on all the assets of Inyx Pharma.

PRO FORMA FINANCIAL INFORMATION

Pro Forma Results For two month period ending February 28, 2003
---------------------------------------------------------------

         General

         The unaudited pro forma condensed financial statements for the two month period ended February 28, 2003 illustrate the results of operations as though the Stock Exchange Transaction with Inyx Pharma and the business asset acquisition of Miza UK by Inyx Pharma had been completed on January 1, 2003.

         The unaudited pro forma condensed combining balance sheet as of February 28, 2003 gives effect to the acquisition of the majority of the business assets of Miza UK and adjusts the Company's historical financial statements to remove assets and liabilities not acquired, and also reflects the actual debt incurred for purposes of financing the purchase. Property, plant and equipment were also adjusted to reflect their fair market value on the acquisition date.

         The unaudited pro forma condensed combining statement of operations for the two month period ended February 28, 2003 gives effect to acquisition and adjusts interest and depreciation to reflect debt and fixed assets as they were as of the closing of the business asset acquisition. In addition, it includes an adjustment to eliminate the activity relating to the Biopharma division, which was not included in the acquisition of Miza UK by Inyx Pharma.

         The Company's sole business after the stock exchange transaction with Inyx Pharma will be the business of Inyx Pharma which maintained the customer base of the predecessor company, namely Miza UK.

Pro Forma Results for the year ended December 31, 2002

         General

         The unaudited pro forma condensed financial statements for the year ended December 31, 2002 illustrate the results of operations as though the Stock Exchange Transaction with Inyx Pharma, and the business asset acquisition of Miza UK by Inyx Pharma has been completed on January 1, 2002.

         The unaudited pro forma condensed combining balance sheet as of December 31, 2002 gives effect to the acquisition of the majority of the business assets of Miza UK and adjust the Company's historical financial statements to remove assets and liabilities not acquired. and also reflect the actual debt incurred for purposes of financing the purchase. property, plant and equipment were also adjusted to reflect their fair market value on the acquisition date.

         The unaudited pro forma condensed combining statement of operations for the year ended December 31, 2002 gives effect to the acquisition and adjust interest and depreciation to reflect debt and fixed assets as the were as of the closing of the business asset acquisition. In addition, they include an adjustment to eliminate the activity relating to the Bio Pharma division which was not included in the acquisition of Miza UK by Inyx Pharm

Item 7. Financial Statements and Exhibits.

         (a)      Financial Statements of Business Acquired

                  The financial statements of Miza Pharmaceuticals (UK) Limited (the predecessor corporation to Inyx Pharma Limited) listed in the accompanying Index to Financial Statements and Pro Forma Financial Information are filed as part of this Current Report on Form 8-K/A.

         (b)      Pro Forma Financial Information

                  The pro forma financial information of INyX, Inc. listed in the accompanying Index to Financial Statements and Pro Forma Information is filed as part of this Current Report on Form 8-K/A.


         10.12.1. All Assets Debenture dated March 7, 2003 in favor of Venture Finance PLC

         10.12.2. Plant and Machinery Loan Agreement dated March 7, 2003 with Venture Finance PLC

         10.12.3. Real Property Loan Agreement dated March 7, 2003 with Venture Finance PLC

         10.12.4.          Agreement  for the  Purchase  of Debts  with  Venture
                           Finance PLC

         10.13.1. Six percent Convertible Promissory Note to Stiefel Laboratories, Inc. dated March 6, 2003

         10.13.2. Option Agreement dated March 6, 2003 with Stiefel Laboratories, Inc.

                        INDEX TO FINANCIAL STATEMENTS AND
                         PRO FORMA FINANCIAL INFORMATION


MIZA PHARMACEUTICALS (UK) LIMITED

Independent Auditors' Report                                                F-2
Balance Sheets                                                              F-3
Statements of Operations                                                    F-4
Statements of Stockholders' Equity (Deficit)                                F-5
Statements of Cash Flows                                                    F-6
Notes to Financial Statements                                               F-7


INYX, INC. (formerly DOBLIQUE, INC.)

Unaudited Pro Forma Condensed Combining Balance Sheet                       F-16
Unaudited Pro Forma Condensed Combining Statement of Operations
   For the Twelve Months Ended December 31, 2002                            F-17
Unaudited Pro Forma Condensed Combining Statement of Operations
   For the Two Months Ended February 28, 2003                               F-18

                          Independent Auditors' Report


To the Board of Directors of
Miza Pharmaceuticals (UK) Limited


We have audited the balance sheet of Miza Pharmaceuticals (UK) Limited (the "Company") as of December 31, 2002 and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the two years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Miza Pharmaceuticals UK Limited as of December 31, 2002 and the results of its operations and its cash flows for the two years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

As further discussed in Notes 1 and 12 to the financial statements, the Company was placed under the supervision of an Administrator in accordance with the United Kingdom Insolvency Act of 1986. On March 7, 2003, while under the supervision of the Administrators, the Company sold the majority of its property, plant and equipment, inventory, customer base and intellectual property to INyX Pharma, Ltd, the Company's successor.



By: /s/ Berkovits, Lago & Company, LLP
   -----------------------------------
    Berkovits, Lago & Company, LLP
    Plantation, Florida
    May 9, 2003


                        Miza Pharmaceuticals (UK) Limited
                                 Balance Sheets

                                                           February 28,    December 31,
                                                               2003            2002
                                                           ------------    ------------
                                                            (Unaudited)
                                                           ------------
Assets                                                             (In thousands)
Current assets:
      Accounts receivable, net                             $      3,722    $      3,507
      Inventory, net                                              1,822           1,704
      Prepaid and other assets                                     --               267
                                                           ------------    ------------
            Total current assets                                  5,544           5,478

Property, plant and equipment, net                                4,924           5,134
                                                           ------------    ------------

            Total assets                                   $     10,468    $     10,612
                                                           ============    ============


Liabilities and Stockholders' Deficit

Current liabilities:
      Accounts payable and accrued expenses                $      5,821    $      5,137
      Line of credit with financial institution                     772           1,294
                                                           ------------    ------------
            Total current liabilities
                                                                  6,593           6,431

Notes payable                                                     6,295           6,191

Liabilities subject to compromise                                22,244          21,935
                                                           ------------    ------------
            Total liabilities                                    35,132          34,557
                                                           ------------    ------------

Stockholders' deficit:
      Common stock $1.6044 par value; 5 million
       shares authorized, issued and outstanding                  8,022           8,022
      Additional paid in capital                                   --              --
      Foreign currency translation adjustment                    (1,605)         (1,503)
      Accumulated deficit                                       (31,081)        (30,464)
                                                           ------------    ------------
            Total stockholders' deficit                         (24,664)        (23,945)
                                                           ------------    ------------

            Total liabilities and stockholders' deficit    $     10,468    $     10,612
                                                           ============    ============







    The accompanying notes are an integral part of the financial statements.

                        Miza Pharmaceuticals (UK) Limited
                            Statements of Operations


                                                 Two Months Ended            Year Ended
                                                    February 28,            December 31,
                                                  2003        2002        2002        2001
                                                --------    --------    --------    --------
                                                    (Unaudited)

                                                  (In thousands except for share amounts)

Net revenues                                    $  2,730    $  4,120    $ 24,644    $ 21,919
Cost of goods sold                                 2,269       3,526      20,772      15,249
                                                --------------------------------------------
    Gross profit                                     461         594       3,872       6,670
                                                --------------------------------------------
Expenses:
      General and administrative                     568         348       6,850       3,300
      Selling expenses                                51          72         376         223
                                                --------------------------------------------
                                                     619         420       7,226       3,523
                                                --------------------------------------------
(Loss) income from operations before
    other expenses                                  (158)        174      (3,354)      3,147
                                                --------------------------------------------

Other expenses:
      Reorganization and administration costs         55        --        25,049        --
      Interest expense                               176         334       1,680       1,446
      Depreciation and amortization                  228         179       1,257         843
                                                --------------------------------------------
                                                     459         513      27,986       2,289
                                                --------------------------------------------
(Loss) income before tax benefit (expense)          (617)       (339)    (31,340)        858
                                                --------------------------------------------
Income tax benefit (expense)                        --           102         352        (334)
                                                --------------------------------------------

Net (loss) income                               $   (617)   $   (237)   $(30,988)   $    524
                                                ============================================

   Net (loss) income per share                  $  (0.12)   $  (0.05)   $  (6.20)   $   0.10
                                                ============================================




    The accompanying notes are an integral part of the financial statements.


                        Miza Pharmaceuticals (UK) Limited
             Statements of Changes in Stockholders' Equity (Deficit)
                 For the Years Ended December 31, 2002 and 2001
             and the two Months Ended February 28, 2003 (Unaudited)

                                                                           (In thousands)
                                                                                      Foreign
                                                                                      Currency
                                                 Common Stock         Accumulated    Translation
                                             Shares        Amount       Deficit      Adjustment        Total
                                          -----------   -----------   -----------    -----------    -----------
Balance December 31, 2000                        --     $      --     $      --      $      --      $      --


Recapitalization in connection
  with acquisition of assets                    5,000         8,022          --             --            8,022

Net income                                       --            --             524           --              524

Foreign currency translation adjustment          --            --            --             (771)          (771)
                                          ---------------------------------------------------------------------


Balance December 31, 2001                       5,000         8,022           524           (771)         7,775

Net loss                                         --            --         (30,988)          --          (30,988)

Foreign currency translation adjustment          --            --            --             (732)          (732)
                                          ---------------------------------------------------------------------


Balance December 31, 2002                       5,000         8,022       (30,464)        (1,503)       (23,945)

Net loss                                         --            --            (617)          --             (617)

Foreign currency translation adjustment          --            --            --             (102)          (102)
                                          ---------------------------------------------------------------------


Balance February 28, 2003 (Unaudited)           5,000   $     8,022   $   (31,081)   $    (1,605)   $   (24,664)
                                          =====================================================================









    The accompanying notes are an integral part of the financial statements.


                  Miza Pharmaceuticals (UK) Limited
                       Statements of Cash Flows
            For the Years Ended December 31, 2002 and 2001
         And the Two Months Ended February 28, 2003 and 2002 (Unaudited)
                            (In thousands)
                                                                          Two Months Ended           Year Ended
                                                                       --------------------    --------------------
                                                                            February 28,            December 31,
                                                                         2003        2002        2002        2001
                                                                       --------    --------    --------    --------
                                                                           (Unauditied)
                                                                       --------------------
Cash flows from operating activities:
      Net income (loss)                                                $   (617)   $   (237)   $(30,988)   $    524
      Adjustments to reconcile net income (loss) to net cash
         provided (used) by operations:
      Depreciation and amortization                                         228         179       1,257         843
      Administration costs                                                 --          --        25,049        --
      Reserve for inventory obsolescence                                   --          --           713         274
      Provision for bad debts                                              --          --         1,386         300
      Changes in assets and liabilities:
        (Increase) decrease in accounts receivable                         (223)        220         152      (4,923)
        (Increase) decrease in inventory                                   (121)         96         726         532
        (Increase) decrease in prepaid and other current assets             267        (879)       (283)         28
        Increase (decrease) in accounts payable and accrued expenses        741        (296)      1,723       7,174
        Increase (decrease) in working line of credit                      (522)      2,479       1,294        --
        Increase (decrease) in liabilities subject to compormise            208        --         2,210        --
        Increase (decrease) in accrued interest on long-term debt          --          --          --           609
                                                                       --------    --------    --------    --------
Net cash provided (used) by operating activities                            (39)      1,562       3,239       5,361
                                                                       --------    --------    --------    --------

Cash flows from financing activities:
        Long-term borrowings                                                104         280       8,610       6,581
        Repayment of debt                                                  --          --        (9,693)       --
                                                                       --------    --------    --------    --------
Net cash provided by (used in) financing activities                         104         280      (1,083)      6,581
                                                                       --------    --------    --------    --------

Cash flows from investing activities:
       Purchase of property, plant and equipment                            (28)       (491)     (1,776)     (2,394)
       Goodwill and acquisition costs                                      --           356        (190)     (1,918)
       Advances to affiliates and related parties                          --        (2,216)       (652)     (7,068)
                                                                       --------    --------    --------    --------
Net cash used in investing activities                                       (28)     (2,351)     (2,618)    (11,380)
                                                                       --------    --------    --------    --------

Net increase (decrease) in cash prior to effect of exchange
    rate on cash                                                             37        (509)       (462)        562
Effect of exchange rate on cash                                             (37)        (89)        (72)        (28)
                                                                       --------    --------    --------    --------
Net increase (decrease) in cash                                            --          (598)       (534)        534
Cash at beginning of period                                                --           534         534        --
                                                                       --------    --------    --------    --------
Cash at end of period                                                  $   --      $    (64)   $   --      $    534
                                                                       ========    ========    ========    ========
Supplemental information:
         Cash paid for interest                                        $    104    $    169    $    670    $    836
                                                                       ========    ========    ========    ========

    The accompanying notes are an integral part of the financial statements.


                        Miza Pharmaceuticals (UK) Limited
                            Statements of Cash Flows
                 For the Years Ended December 31, 2002 and 2001
         And the Two Months Ended February 28, 2003 and 2002 (Unaudited)
                                 (In thousands)


                                                                   February 28,       December 31,
                                                                -----------------   -----------------
                                                                  2003      2002      2002      2001
                                                                -------   -------   -------   -------
                                                                 (Unaudited)

Non-cash Financing and Investing Activities:
    (See Note 11 of Notes to Financial Statements)

  Assets of CCL Industries Limited acquired on May 1, 2001
       Property and Equipment                                      --        --        --      11,489
       Inventory                                                   --        --        --       3,678
       Goodwill and acquisition costs                              --        --        --       6,789
                                                                                              -------
                                                                                              $21,956
                                                                                              =======

      Issuance of 5 million shares of common stock                 --        --        --       7,258
      Issuance of 8% subordinated debt                             --        --        --       7,884
      Issuance of 6.5% subordinated convertible debt               --        --        --       4,354
      Liabilities assumed                                          --        --        --       2,460
                                                                                              -------
                                                                                              $21,956
                                                                                              =======

Reclassification of debt to liabilities subject to compromise                                 $14,201
                                                                                              =======


















    The accompanying notes are an integral part of the financial statements.

                        MIZA PHARMACEUTICALS (UK) LIMITED
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                     (In thousands except for share amounts)


NOTE 1 - ADMINISTRATION ORDER UNDER THE UNITED KINGDOM  INSOLVENCY ACT 1986


On September 2, 2002, one of the Company's primary lenders filed a petition to have the Company placed under the supervision of an administrator in accordance with the United Kingdom InsolvAency Act 1986. The petition stated that the
Company seemed unlikely to pay its debts and therefore requested an administrator to supervise the orderly liquidation of the Company's assets for purposes of paying outstanding liabilities. On September 5, the High Court of Justice approved the petition and placed the Company under a court approved administrator.

On March 7, 2003, the Company and its administrators entered into an Asset Purchase Agreement with Inyx Pharmaceuticals Limited for the sale of substantially all of the Company's inventory, fixed assets and operating leases. The transaction, inclusive of acquisition costs, was valued at approximately $8.36 million and consisted mainly of debt. (See Note 12)

The Company has applied the provisions of the AICPA's Statement of Position No. 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, issued November 19, 1990 ("SOP 90-7"). SOP 90-7 requires a segregation of liabilities subject to compromise by the Court as of the filing date and identification of all transactions which impact the statement of operations that are directly associated with the reorganization of the Company. Prior year's comparative balances have not been reclassified to conform to current year balances stated under SOP 90-7 for purposes of preparing the Statement of Cash Flows.

Liabilities Subject to Compromise

The principal categories of claims classified as liabilities subject to compromise under the administrative proceedings are identified below. All amounts may be subject to future adjustment depending on Court action, further developments with respect to disputed claims, or other events. Additional claims may arise resulting from rejection of additional executory contracts or unexpired leases by the Company.

Recorded liabilities subject to compromise under the bankruptcy proceedings consisted of the following at December 31, 2002:



                   Accounts payable        $   6,725
                   Accrued interest            1,683
                   Long-term obligations      13,527
                                           ---------
                                           $  21,935
                                           =========

                       MIZA PHARMACEUTICALS (UK ) LIMITED
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                     (In thousands except for share amounts)


NOTE 1 - ADMINISTRATION ORDER UNDER THE UNITED KINGDOM INSOLVENCY ACT 1986 - Continued

Reorganization and Administration

Reorganization items are comprised of items of income, expense and loss that were realized or incurred by the Company as a result of being placed under the supervision of an administrator in accordance with the UK Insolvency Act 1986. The following summarizes the reorganization charges recorded by the Company during the year ended December 31, 2002.

         Administrator and related fees                $       452
         Impairment of property, plant and equipment         9,505
         Impairment of intangible assets                     7,031
         Advances to affiliated entities                     8,061
                                                       -----------
                                                       $    25,049
                                                       ===========


NOTE 2 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES

Business Description
--------------------

Miza Pharmaceuticals (UK) Limited (the Company), was incorporated in the United Kingdom on September 1, 2000 as a wholly owned subsidiary of Miza Pharmaceuticals, Inc. On May 1, 2001, the Company acquired the operating assets and inventory from CCL Industries UK Limited. The company is in the business of manufacturing pharmaceutical aerosol sprays along with irrigation and injectible solutions. The Company operates their business as a single segment. (See Note
10)

Accounting Estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable
-------------------

Accounts receivable are stated at the face amount net of allowance for doubtful accounts. Generally accepted accounting principles require that the allowance method be used to reflect bad debts. A provision for doubtful accounts has been established to reflect an allowance for uncollectible amounts.

                         MIZA PHARMACEUTICALS UK LIMITED
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                     (In thousands except for share amounts)


NOTE 2 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES - continued

Inventory
---------

Inventory is stated at the lower of cost or market (net realizable value) on a first-in first-out basis.

Property and Equipment
----------------------

Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 50 years for buildings to 3-10 years for equipment.

Amortization
------------

Amortization of trademarks and trade names, and other intangibles is determined utilizing the straight-line method based on the estimated useful lives of the intangibles as follows:

                    Trade name and trade mark    15 years
                    Customer list                12 years
                    Distribution routes          12 years

Long Lived Assets
-----------------

The Company continually evaluates the carrying value of property and equipment, goodwill and other intangible assets to determine whether there are any impairment losses. If indicators of impairment are present for assets used in operations, and future cash flows are not expected to be sufficient to recover the assets carrying amount, an impairment loss would be charged to expense in the period identified.

Financial Instruments
---------------------

Financial instruments consist of cash, accounts receivable, accounts payable, working line of credit, notes payable and long term obligations. The carrying values of these financial instruments approximate their fair market value as of December 31, 2002.

Revenue Recognition
-------------------

Revenues are recognized when products are shipped and risk of loss has transferred to the customer.

                         MIZA PHARMACEUTICALS UK LIMITED
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                     (In thousands except for share amounts)



NOTE 2 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES - continued

Per Share Data
--------------

Basic  income  (loss) per share for each year is  computed  by  dividing  income
(loss) for the year by the weighted average number of common shares outstanding during the year. Diluted loss per share do not include the effects of common stock equivalents as they are anti-dilutive.

Basic weighted and dilutive average number of shares outstanding is as follows:

                                                        2002           2001
                                                        ----           ----

       Basic and dilutive weighted average
          Number of shares outstanding                5,000,000      5,000,000


Concentration of Credit Risk
----------------------------

The Company obtains detailed credit evaluations of customers generally without requiring collateral, and establishes credit limits as required. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit risk losses and maintains an allowance for anticipated losses.

Income Taxes
------------

The Company files income tax returns according to the tax laws of United Kingdom. The Company has adopted SFAS 109 and this pronouncement caused no material changes on the financial statements.

Translation of Foreign Currency
-------------------------------

The Company's statements are translated in accordance with Statement of Financial Accounting Standards No. 52 (SFA No. 52), which requires that foreign currency assets and liabilities be translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing during the period. For purposes of SFAS No. 52, the Company considers the U.S. Dollar to be the reporting currency. The accompanying financial statements are presented in U.S. Dollars for purposes of reporting. The effects of unrealized exchange fluctuations on translating foreign currency assets and liabilities into U.S. Dollars are accumulated as a cumulative translation adjustment in stockholders' equity. Realized gains and losses from foreign currency transactions are included in the results of operation for the period. Fluctuations arising from inter-company transactions are of long term in nature and are accumulated as cumulative translation adjustments.

                         MIZA PHARMACEUTICALS UK LIMITED
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                     (In thousands except for share amounts)


NOTE 2 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES - continued

Comprehensive Income
--------------------

In 1999 the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and displaying of comprehensive income and its components in the Company's consolidated financial statements. Comprehensive income is defined in SFAS No. 130 as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The primary difference from net income as reported is the change in cumulative foreign currency translation adjustment.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2002 consisted of the following:

         Accounts receivable                               $ 5,288
         Less: allowance for doubtful accounts              (1,781)
                                                           -------
               Net accounts receivable                     $ 3,507
                                                           =======

Bad debt expense for the years ended December 31, 2002 and 2001 was $1,714 and $6, respectively.

NOTE 4 - INVENTORY

Inventory at December 31, 2002 consisted of the following:

         Finished goods                                    $   297
         Raw materials                                       1,407
                                                           -------
                                                           $ 1,704
                                                           =======

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2002 consisted of the following:

         Furniture and fixtures                            $    76  3 - 10 Years
         Plant and machinery                                 5,374  3 - 10 Years
         Land and Buildings                                  1,690    50 Years
                                                           -------
                                                             7,140
         Less accumulated depreciation                       2,006
                                                           -------
                                                           $ 5,134
                                                           =======

Depreciation expense for the years ended December 31, 2002 and 2001 was $ 1,257 and $620 respectively.

                        MIZA PHARMACEUTICALS (UK) LIMITED
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                     (In thousands except for share amounts)


NOTE 6 - NOTES PAYABLE

The Company has outstanding notes payable at December 31, 2002 as follows:


Subordinated term note bearing interest at 8%
per annum, due April 9, 2004. The note calls for the
lender to receive 51% majority control shareholder
in the event the note is not paid in full by April 9,
2004                                                                    $  8,714

Convertible subordinated note bearing interest at
6.5% due April 9, 2005. The balance is convertible
into common stock as determined by a valuation at
the time of election                                                      4,813

Senior debt bearing interest at base plus 2.5% per
annum, payable in 60 monthly payments of
principle and interest. The debt is collateralized
by all assets of the Company                                              6,191

     Total long-term obligations                                         19,718

Less amounts classified as subject to compromise                        (13,527)
                                                                       --------
Long-term obligations                                                  $  6,191
                                                                       ========


NOTE 7 - LEASES

The company leases office and warehousing space and equipment under non-cancelable operating leases, which have initial terms in excess of one year.

Under the UK bankruptcy code, the Company may assume or reject executory contracts, including lease obligations. Therefore, the commitments shown below may not reflect actual cash outlays in future periods. See Note 1 to the financial statements. At December 31, 2002, future minimum annual lease payments under these operating leases for the remaining lease periods are as follows:

   Years Ended                Amount
   -----------                ------
       2003                   $  541
       2004                   $  467
       2005                   $  301

Total lease expense for the year ended December 31, 2002 was $ 692, of which $ 412 was for rental of office space. Total lease expense and rental of office space for the year ended December 31, 2001 was $ 345 and $ 251, respectively.

                        MIZA PHARMACEUTICALS (UK) LIMITED
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                     (In thousands except for share amounts)


NOTE 8 - STOCKHOLDERS' DEFICIT

The Articles of Incorporation provide for the authorization of 5 million shares of common stock at $1.60 per share.

NOTE 9 - ECONOMIC DEPENDENCE

For the years ended December 31, 2002 and 2001, the company's top three customers accounted for approximately 47% and 40% respectively of the Company's total sales. The Company's largest customer accounted for 31% of total sales in both 2002 and 2001. The loss of this customer in particular and any one of these three customers in general would have a material adverse affect on the Company's sales and profitability.

NOTE 10 - ACQUISITION

On May 1, 2001, the Company acquired the business and certain assets of CCL Industries Limited (CCL), a company that was in the business of parcel and package delivery service. CCL is a related party of the Company by virtue of its 20% interest in the company's parent, Miza Pharmaceuticals, Inc. The purchase price for certain assets of CCL was $19,970 plus expenses of approximately $1,986. The acquisition was accounted for as an asset purchase. The purchase was financed with approximately $7,884 note payable with an interest rate of 8%, convertible debt of $4,354 bearing interest at 6.5%, other payables totaling $2,460 and the issuance of 5 million shares of common stock valued at $7,258.

The estimated fair value of assets acquired is summarized as follows:


         Property and equipment                  $    11,489
         Inventory                                     3,678
         Goodwill                                      6,789
                                                 -----------
                                                 $    21,956
                                                 ===========

NOTE 11 - RELATED PARTY TRANSACTIONS

During 2002 the Company was owed $8,061 from its parent company Miza Pharmaceuticals, Inc. and other inter-company operations. Due to the administrative proceedings, these receivables were written off to expense as part of "administration and other costs".

The Company owed $15,210 in subordinated debt (inclusive of accrued interest of $1,683) originating from the acquisition of assets in May 2001 (see Note 10) to a shareholder of the parent company. Due to the administrative proceedings, this debt has been reclassified as "liabilities subject to compromise".

                        MIZA PHARMACEUTICALS (UK) LIMITED
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
                     (In thousands except for share amounts)



NOTE 12 - SUBSEQUENT EVENT

On March 7, 2003 Inyx Pharma Limited ("Inyx Pharma") acquired the majority of the pharmaceutical business assets of Miza UK out of Administration. Pursuant to this transaction Inyx Pharma received all of the property, plant, machinery and equipment, inventory, customer base, employees and intellectual property of Miza's aerosol manufacturing facility. The total purchase price, inclusive of working capital, was approximately $7.14 million dollars.


PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combining financial data are qualified in their entirety by reference to, and should be read in conjunction with the historical financial statements of Inyx, Inc. (formerly Doblique, Inc.)
and Miza (UK) Pharmaceuticals Limited and notes thereto included.

         Inyx, Inc. (formerly Doblique, Inc.)
                   Unaudited Pro Forma Condensed Combining Balance sheet
                   February 28, 2003
                    (In thousands)

                                                      Inyx, Inc.        Miza            (1)
                                                     February 28,    February 28,       Pro       Combined
                                                         2003            2003          Forma        Total
                                                     (Unaudited)     (Unaudited)        Adj      (Unaudited)
Assets
Current assets:
      Cash                                           $          4    $       --                  $          4
      Accounts receivable, net                               --             3,722      (3,722)           --
      Inventory                                              --             1,822        (498)          1,324
      Prepaid and other assets                               --              --                          --
                                                     ----------------------------                ------------
                              Total current assets              4           5,544                       1,328

Property, plant and equipment, net                           --             4,924         945           5,869
Livestock, net                                                 57            --                            57
Goodwill                                                     --              --         2,902           2,902
                                                     ----------------------------                ------------
            Total assets                             $         61    $     10,468                $     10,156
                                                     ============================                ============

Liabilities and Stockholders' Deficit:
Current liabilities
      Accounts payable/accrued expense                       --             5,821      (3,612)          2,209
      Line of credit with financial institution              --               772        (772)           --
      Due to shareholder                                      215            --                           215
                                                     ----------------------------                ------------
            Total current liabilities                         215           6,593                       2,424
Notes Payable                                                               6,295       1,276           7,571
Liabilities subject to compromise                            --            22,244     (22,244)           --
                                                     ----------------------------                 ------------
                                Total liabilities             215          35,132                        9,995
                                                     ----------------------------                 ------------

Stockholders' equity (deficit):
      Common stock                                              5           8,022      (8,006)             21
      Additional paid in capital                               44            --         1,904           1,948
      Foreign currency translation adjustment                --            (1,605)                     (1,605)
      Accumulated deficit                                    (203)        (31,081)     31,081            (203)
                                                     ----------------------------                ------------
      Total stockholders' equity (deficit)                   (154)        (24,664)                        161
                                                     ----------------------------                ------------
                                                     $         61          10,468                      10,156
                                                     ============================                ============

(1) This is the adjustment to remove liabilities and assets not acquired as part of the purchase transaction and to reflect debt incurred for purposes of financing the purchase.
The assets acquired were also adjusted to reflect their fair market value on the acquisition date.


                      Inyx, Inc. (formerly Doblique, Inc.)
         Unaudited Pro Forma Condensed Combining Statement of Operations
                      For the Year Ended December 31, 2002
                                 (In thousands)


                                                 Inyx, Inc.          Miza             (2)
                                              12 Months Ended   12 Months Ended       Pro
                                                December 31,      December 31,       Forma         Combined
                                                    2002              2002            Adj            Total
                                              ---------------    ---------------    --------    ---------------
Net revenues                                  $            54    $        24,644      (3,460)   $        21,238
Cost of goods sold                                     20,772             (3,450)     17,322
                                              ---------------    ---------------                ---------------
      Gross profit                                         54              3,872                          3,916

Expenses:
      Livestock & jockey expenses                          96                                                96
      General and administrative                           32              6,850        (394)             6,488
      Selling expenses                                                       376         (13)               363
                                              ---------------    ---------------                ---------------
                                                          128              7,226                          6,947
                                              ---------------    ---------------                ---------------
(Loss) from operations before
  other expenses                                          (74)            (3,354)                        (3,031)
                                              ---------------    ---------------                ---------------

Other expenses:
      Reorganization & administration costs              --               25,049                         25,049
      Loss on sale of livestock                            17                                                17
      Interest expense                                   --                1,680      (1,217)               463
      Depreciation and amortization                        22              1,257      (1,083)               196
                                              ---------------    ---------------                ---------------
                                                           39             27,986                         25,725
                                              ---------------    ---------------                ---------------

(Loss) before tax benefit                                (113)           (31,340)      2,697            (28,756)

Income tax benefit                                       --                  352        (352)              --
                                              ---------------    ---------------                ---------------

Net (loss)                                    $          (113)   $       (30,988)               $       (28,756)
                                              ===============    ===============                ===============


(2) Interest and depreciation expense are adjusted to reflect the charges related to pro forma debt and net fixed assets as they were as of the closing of the asset acquisition; the elimination of activity relating to the Bio Pharma division which was not included in the acquisition.

                      Inyx, Inc. (formerly Doblique, Inc.)
        Unaudited Pro Forma Condensed Conmbining Statement of Operations
             For the Two Months Ended February 28, 2003 (Unaudited)
                                 (In thousands)

                                        Inyx, Inc.           Miza
                                      2 Months Ended    2 Months Ended        (3)
                                       February 28,      February 28,         Pro
                                           2003              2003            Forma      Combined
                                        (unaudited)       (unaudited)         Adj        Total

Net revenues                          $         --      $        2,730       (334)   $        2,396
Cost of goods sold                              --               2,269       (393)            1,876
                                      --------------    --------------               --------------
    Gross profit                                --                 461                          520
                                      --------------    --------------               --------------

Expenses:
      General and administrative                   5               568        (33)              540
      Selling expenses                          --                  51                           51
                                      --------------    --------------               --------------
                                                   5               619                          591
                                      --------------    --------------               --------------
(Loss) income from operations
before other expenses                             (5)             (158)                         (71)

Other expenses:
      Administration expenses                   --                  55                           55
      Interest expense                          --                 176        253               429
      Depreciation and amortization                2               228        262               492
                                      --------------    --------------               --------------
                                                   2               459                           976
                                      --------------    --------------               --------------

Net (loss) income                     $           (7)   $         (617)              $       (1,047)
                                      ==============    ==============               ==============


(3) Interest and depreciation expense were adjusted to reflect the charges related to pro forma debt and net fixed assets as they were as of the closing of the asset acquisition: the elimination of activity related to the Bio Pharma division which was not included in the acquisition.

                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              INYX, INC.
                                              (formerly known as DOBLIQUE, INC.)



                                              By:      /s/ Jack Kachkar
                                                 -------------------------------
                                                       Jack Kachkar, Chairman

Dated: June 23, 2003